EXHIBIT 16.1

Weinberg & Associates LLC
6812 Cherokee Drive, Baltimore, MD 21209
Phone (410) 705-3155

Securities and Exchange Commission
450 – Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

Weinberg & Associates LLC is the former independent registered accountant of IX Energy, Inc. (the “Company” and formerly Yoo, Inc.). We have read the Company’s Current Report on Form 8-K dated January 22, 2009, and are in agreement with the contents of Item 4.01, paragraphs one through three. For the remainder of the Current Report on Form 8-K, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Alan Weinberg, CPA

Baltimore, Maryland
January 29, 2009